                                                                    EXHIBIT 11.2

                      HOMECAPITAL INVESTMENT CORPORATION
                              EARNINGS PER SHARE

                                                                                           THREE MONTH PERIOD ENDED MARCH 31,
                                                                                            1998                        1997
                                                                                        ------------                 ----------

BASIC EARNINGS PER COMMON SHARE:
     Net income (loss)                                                                  $(18,711,066)                $1,544,693
     Less preferred stock dividends                                                          (62,319)                   (66,575)
                                                                                        ------------                 ----------


     Net income(loss) for common shareholders                                           $(18,773,385)                $1,478,118
                                                                                        ============                 ==========

     Weighted average shares outstanding during the period                                 8,279,133                  8,168,254
                                                                                        ============                 ==========

     Basic earnings (loss) per common share                                             $      (2.27)                $     0.18
                                                                                        ============                 ==========
DILUTED EARNINGS PER COMMON SHARE:

     Net income (loss) for common shareholders                                          $(18,711,066)                $1,544,693
                                                                                        ============                 ==========

     Weighted average shares outstanding during the period                                 8,279,133                  8,168,254
     Common stock equivalents                                                                511,524                    641,773
     Assume conversion of preferred stock                                                  1,431,335                  1,500,000
                                                                                        ============                 ==========

     Weighted average common shares outstanding                                           10,221,992                 10,310,027
                                                                                        ============                 ==========

     Diluted earnings (loss) per common share                                           $      (1.83)(1)             $     0.15
                                                                                        ============                 ==========


(1) Basic per share data only, due to antidilutive effect of common stock equivalents.